SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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SYMANTEC CORPORATION

(Name of Registrant as Specified In Its Charter)

XXXX

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August 5, 2003

Sean Quinn
Analyst, Domestic Research
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

VIA FACSIMILE and UPS OVERNIGHT

Dear Mr. Quinn:

We are writing to you in response to your inquiry regarding the proposal to amend Symantec’s charter to increase the authorized number of shares of common stock from 300 million to 900 million shares that Symantec intends to introduce at its 2003 annual stockholders meeting. This proposal is described in our proxy statement mailed to shareholders on or about July 21, 2003.

A primary intent of the board of directors in proposing this item to the stockholders is to enable the company to complete a stock split (that most likely would be effected as a stock dividend). While our stock is currently trading at prices that cause us to seriously evaluate this action, our current authorized capital would not allow us to complete even a two-for-one stock split. Of course, as you can appreciate, a determination regarding a potential stock dividend cannot be made by the board until after stockholders approve this proposal, and would be subject to market conditions (including the trading price of Symantec common stock) at that time. Additionally, any foreseeable stock dividend would not result in the issuance of all of the shares that would be authorized by the charter amendment described in this proposal and additional potential uses of the remaining shares are described in the proxy statement.

Symantec fully intends to use the additional authorized shares for purposes that it believes are in the best interests of its stockholders, and would appreciate Institutional Shareholder Services’ support of this proposal.

Sincerely,

John W. Thompson
Chairman of the Board
and Chief Executive Officer